Exhibit 10.1

Asset Purchase Agreement

regarding certain assets in Orphazyme A/S in restructuring

Gorrissen Federspiel

This Asset Purchase Agreement (the “Agreement”) is on this day entered into between:

Seller:

Orphazyme A/S in restructuring, CVR no. 32 26 63 55, a company incorporated and registered under the laws of Denmark having its registered address at Ole Maaløes Vej 3, 2200 København, Denmark (the “Seller”); and

Buyer:

KemPharm Denmark A/S, CVR no. 43259326, a company incorporated and registered under the laws of Denmark having its registered address at C/O Moalem Weitemeyer Advokatpartnersels Amaliegade 3, 1256 Copenhagen, Denmark (the “Buyer”); and

Parent:

KemPharm Inc, a company incorporated and registered under the laws of the state of Delaware having its principal executive office at 1180 Celebration Blvd., Suite 103, Celebration, Florida 34747, USA of Delaware having its principal executive office at 1180 Celebration (the “Parent”), as owner of the total share capital in the Buyer.

The Seller and the Buyer are collectively referred to as the “Parties” and/or each a “Party”.

WHEREAS

(i)

the Seller has agreed to sell, assign and transfer to the Buyer and the Buyer has agreed to purchase, accept assignment and assume from the Seller the Business (as defined below), excluding the Retained Assets, upon the terms and subject to the conditions herein set forth;

(ii)	the Seller is a late-stage biopharmaceutical company developing Arimoclomol for Niemann-Pick disease type C (NPC);

(iii)	Arimoclomol is an investigational drug candidate that amplifies the production of heat shock proteins (HSPs), which can rescue defective misfolded proteins and improve the function of lysosomes;

(iii)	the Buyer has been informed that the Seller is in restructuring pursuant to the Danish Bankruptcy Act (in Danish: “konkursloven”);

(iv)

the purpose of this Agreement and the intention of the Parties are that the Buyer shall take over all relevant Assets of the Seller and – if possible and accepted by the relevant third parties – continue all early access programs on Arimoclomol and all processes of approval of Arimoclomol for commercial sale; and

(v)

on 4 September 2019 the Seller has granted a floating charge covering certain of the Assets (the “Floating Charge”) (in Danish “virksomhedspant”) to Kreos Capital VI (UK) Limited (“Kreos”) of EUR 9,000,000.

(vi)	the Parent guarantees certain obligations of the Buyer under this Agreement.

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The Parties have entered into the following Agreement regarding the purchase of the Business:

1	Certain Definitions

For the purpose of this business transfer agreement, unless the context otherwise requires or separately defined herein, the term

1.1

“Business” means the Seller’s business activities as defined in this Agreement, including activities within the field of research, development, production, marketing, sale and/or licencing of medicinal products for the treatment of various diseases, including Lysosomal Storage Disease (LSD), neuromuscular diseases and related diseases, and other associated activities.

1.2	“Closing” means the completion of the sale and purchase of the Business and the other transactions provided for herein in accordance with Clause 9;

1.3	“Closing Date” means the date on which Closing occurs;

1.4	“EMA” means the European Medicines Agency.

1.5	“FDA” means the US Food and Drug Administration.

1.6

“French Revenue Liabilities” means any obligation to pay back revenue or other liability of the Seller and/or its Subsidiaries under the French Early Access Compassionate Use Program (ATU) relating to any sale performed under the French Early Access Compassionate Use Program performed both prior to the Closing Date by the Buyer and after the Closing Date by the Seller. The obligation relating to the time prior to the Closing Date is estimated to be maximum of $5,200,000.

1.7	“Office Locations” means Ole Maaløes Vej 3, 2200 København, Denmark;

1.8	“Restructuring Proposal” means a restructuring proposal issued pursuant to section 13 b of the Danish Bankruptcy Act;

1.9	“Signing” means the signing of this Agreement on the date of this Agreement;

1.10	“Subsidiaries” means Orphazyme Schweiz GmbH and Orphazyme US Inc; and

1.11	“Transaction” means the actions and agreements contemplated by this Agreement.

2	Sale and Purchase of assets and assumption of liabilities and obligations

2.1

Subject to the terms and conditions of this Agreement, on the Closing Date, the Seller sells, assigns and transfers to the Buyer, and the Buyer purchases, accepts assignment and assumes from the Seller all of the Seller’s right, title and interest in and to all assets free and clear of any charges, pledges and similar third party rights other than the Retained Assets of the Seller as the same exists on the Closing Date (the “Assets”), including, but not limited to the following assets and rights:

2.1.1

Fixed Tangible Assets: All fixed tangible assets owned by the Seller and relating to the Business as of the Closing Date, including machinery, operating equipment, installations, fixtures, fittings, office equipment and furniture, IT hardware (e.g. desktops, laptops, printers, servers, etc.), spare parts, tools, consumables and fittings, and including the fixed tangible assets specified in Schedule 2.1.1 (the “Fixed Tangible Assets”).

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2.1.2

Inventory: All inventory of the Business owned by the Seller and which are located at the Office Locations, with suppliers, warehouses or in transit as of the Closing Date, including raw materials, ancillary materials, work in progress (including work in progress on behalf of third parties), finished goods and goods for sale, and including the inventory specified in Schedule 2.1.2 (the “Inventory”).

2.1.3

Records: Documentation and information of the Seller concerning the Business as of the Closing Date, including databases, customer and supplier lists, files, correspondence and other documentation, and including the documentation and information concerning the Business as of the Closing Date located at the locations specified in Schedule 2.1.3 (the “Records”), save for as set out in clause 2.2.2. For the avoidance of doubt, the Seller is allowed to keep a copy of the Records.

2.1.4

Intellectual Property: All intellectual property rights related to NME Diaoxazimes, NME Oximes, NME Pyridines (jointly “Discovery Compounds”) and Arimoclomol, or in any other way relating to the Business, including trademarks, show-how, know-how, patents, copyrights, rights in business names, trade names, websites, other domain names, social media pages/accounts, telephone numbers (if assignable), historical and planned product developments for products forming part of the Business, trade secrets and know-how, and including the intellectual property specified in Schedule 2.1.4 (the “Intellectual Property”). For the purpose of evidencing the transfer of the Intellectual Property from the Seller to the Buyer at public authorities such as the USPTO and/or EPO, the Seller is on the Closing Date obligated to executive and deliver to the Buyer the trademark and patent assignments as specified in clause 9.2.2.

2.1.4.1

The Buyer is, to a level consistent with the customary practices in the biotechnology and pharmaceutical industries, obliged to continue commercially reasonable efforts on developing Discovery Compounds for the purpose of having the drug approved and commercialised. If such efforts cannot be evidenced by the Buyer towards Seller no later than 48 months after Closing, the Buyer is obliged to reassign to the Seller all intellectual property rights relating to the Discovery Compounds, which were taken over from the Seller. To the extent the Buyer after Closing generates any new intellectual property rights related to Discovery Compounds, the Buyer retains full ownership to such new intellectual property, and such new intellectual property shall not be assigned to Seller. The Seller (or a thirdparty designated by the Seller) shall, however, for a period of 48 months after Closing be entitled to license such new intellectual property rights related to Discovery Compounds from the Buyer on reasonable terms negotiated in good faith between the parties at such relevant point in time.

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2.1.5

Goodwill and Reputation: The goodwill and reputation related to the Business, but not the name/trademark “Orphazyme”. The Seller acknowledges that the Buyer on a need to have basis and solely for the purpose of communication with patients, physicians, treatment centers, and for the purpose of distribution of Arimoclomol under early access programmes is entitled to use the name and trademark “Orphazyme” for a period of 24 month after Closing without the Seller being entitled to receive any royalty payment for such use, provided that such use is permitted under applicable law including regulatory requirements. The name may not be used by the Buyer in a way that could have an adverse effect for the Seller and the Buyer is liable towards the Seller for any unauthorized use of the name and/or any discredit caused by the Buyer’s use of the name. When/if using the name “Orphazyme” the Buyer shall clearly state that the Buyer does not represent or act on behalf of the Seller.

2.1.6

FDA and EMA applications on approval of Arimoclomol and patients early access program: To the extent possible, which is not guaranteed by the Seller in any way, the Buyer shall take over and continue all patients early access programs for the Seller worldwide and shall continue the ongoing approval processes at the FDA and EMA, subject to applicable consents and permissions. With respect to the FDA application, the Parties acknowledge that both Parties and their respective counsels, consultants and employees shall corporate on regulatory matters pertaining to Arimoclomol prior to the meeting with the FDA on 14 July 2022. This cooperation includes to the extent necessary the sharing of data between the Parties, including confidential and privileged information. All costs for the Parties’ consultants and counsels assisting in this respect after Closing, on request of the Buyer, must be paid by the Buyer.

2.1.7

Permits: All of the Seller’s, if any, transferable permits, licenses, approvals, certifications, accreditations and other authorizations relating to the Business and/or the property located at the Office Locations, including those specified in Schedule 2.1.7 to the extent assignable (the “Permits”).

2.1.8

The Assets mentioned in this clause 2.1 shall not be regarded as complete if the Parties before or after the Closing Date become aware of further assets which are not described in this Agreement, but which nevertheless form part of the Business. In that case such further assets shall on or after the Closing Date without any notice from the Buyer be transferred and delivered to the Buyer without this triggering further payments to the Seller, unless otherwise stated in the Agreement or agreed in writing between the Parties.

2.1.9

The Seller shall use all reasonable commercial efforts to assist the Buyer with the Business transfer in order for the Buyer to operate the Business immediately after the Closing Date as previously carried out by the Seller prior to Closing. The Parties both acknowledge the importance of start working closely together immediately after Signing on important matters, including but not limited to resubmissions. In addition, the Buyer acknowledges that Employees working with legal, finance and bookkeeping to a reasonable extent will have to assist the Seller in paying obligations of the Seller, communication with suppliers, preparation of annual report, disclosures etc. in expectedly the first 2 months after Closing. The Seller shall not compensate the Buyer for this financially, unless the extent exceeds what

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can reasonably be expected of the Buyer. Similarly, the CEO of the Seller will assist the Buyer to the same extent for the first 2 months after Closing without any compensation from the Buyer. If further assistance is needed from the Seller’s CEO, the Buyer and the CEO will have to discuss entering into a consultancy agreement. The Seller’s CEO will not act as CEO for the Buyer during the term of his employment with the Seller.

2.1.9.1

The Seller shall, subject to any legal, regulatory or listing requirements of the Seller, after Closing procure that all references and data related to any of the transferred Assets will be removed from the Seller’s website and similar public platforms/medias. The Seller shall also after Closing procure that all traffic on the Seller’s website related to the early access programs in a reasonable way is redirected to the Buyer’s website. However, Seller is not to remove issued company announcements and annual reports (even though information on transferred Assets appear from these) or other information required to be kept publicly available under any laws or regulations or listing requirement applicable to the Seller.

2.2

Notwithstanding the generality of Clause 2.1, the following assets etc. of the Seller (the “Retained Assets”) shall not be transferred from the Seller to the Buyer. All costs, risks, liabilities and expenses related to the Business, attributable to or accrued before or on Closing shall, with the qualifications and limitations provided for in this Agreement, be for the account of the Seller and all costs, risks, liabilities and expenses related to the Business due, attributable to or accrued after Closing shall be for the account of the Buyer, provided that, for the avoidance of doubt, that Employee Related Liabilities shall, as of Closing, be for the account of the Buyer subject to the terms set out in clause 3:

2.2.1	The Seller’s Good Distribution Practice (GDP) licence/permit(s) issued by the Danish Medicines Agency (in Danish “Lægemiddelstyrelsen”), Certificate No: DK GDP 10000177.

2.2.2

Bookkeeping and other documents, including the entire ERP-system relevant for the Seller to continue operating an active company and/or to perform solvent liquidation and/or to comply with applicable law, remains with the Seller; provided that the Seller will give the Buyer access to information necessary for the Buyer to continue the Business and early access programs and the application processes with the FDA and EMA. The e-mail domain and accounts “@ophazyme.com” and all e-mails send to and from any e-mail under this domain is not to be transferred to the Seller, unless these e-mails are stored in the cloud database to be transferred to the Seller, where all data relevant for the early access programs, studies and approval processes with EMA and FDA is store. The Seller will disclose any such information to the Buyer, provided that such disclosure shall be subject to clause 12.2 on confidentiality and the Buyer is obliged not to use the information in any way that could have an adverse effect for the Seller, including but not limited to the Seller’s defense in law suits and Seller’s compliance with stock exchange regulation.

2.2.3

The Seller’s receivables for deliveries performed under the French Early Access Compassionate Use Program prior to the Closing Date are not transferred to the Buyer. Hereby, the Seller shall (from Clinigen Ireland Ltd) retain rights to all revenue for any sale under the French Early Access Compassionate Use Program performed before (but not including) the Closing Date (to be used to repay Kreos). On the contrary, revenue and receivables for sale performed after (and including) the Closing Date is to be received by the Buyer (provided that the Buyer is allowed to continue the French Early Access Compassionate Use Program), which the Seller does not guarantee in any way.

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2.2.4

Any other receivable, refund amount including but not limited to VAT returns, tax credit payments and tax deficits, or other claim for money of the Seller existing on the Closing Date, including but not limited to any amount of the Seller retained by or in other way owned by Clinigen Ireland Ltd. to the Seller relating to deliveries performed under the French Early Access Compassionate Use Program prior to the Closing Date.

2.2.5	Cash and money in bank accounts of the Seller.

2.2.6	The Seller’s shares in Orphazyme Schweiz GmbH and Orphazyme US Inc. However, post Closing the Parties will discuss if some contracts are to be transferred from Orphazyme US Inc to the Buyer.

2.2.7

Internet and e-mail-domains/accounts including the name “Orphazyme”. However, as for Employees, the Seller will keep their e-mail-accounts active for the first 4 months after Closing and hereby allow the Employees to use the e-mail accounts when working for the Buyer, until the Buyer has set up new e-mail-accounts for the Employees provided that Employee’s signatures clearly state that the Buyer and not the Seller is the sender.

2.2.8

It is emphasised by the Seller that the Seller’s lab room at Ole Maaløes Vej 3 and many office working stations are to be vacated before Closing. The lab equipment in the lap room and office equipment at vacated office stations are not transferred to the Buyer, as the Sellers will sell these assets to third party buyers prior to Closing when vacating the premises, which causes no adjustment of the Purchase Price. However, it is emphasised that the content of the Seller’s freezer in the basement of Ole Maaløes Vej 3 and at any other thirdparty’s storage facility shall also be transferred to the Buyer provided that the content relates to the transferred Business and Assets.

2.2.9	The laptops, telephones and other equipment specifically listed in Schedule 2.2.9 and the telephone number/subscription of the Seller’s CEO.

2.3

Subject to the terms and conditions of this Agreement, on the Closing Date, the Seller assigns and transfers to the Buyer, and the Buyer accepts assignment and assumes from the Seller the following liabilities and obligations of the Seller (the “Assumed Liabilities”):

2.3.1	Employee Related Liabilities: The Seller’s liabilities and obligations related to the Employees as described in Clause 3 (the “Employee Related Liabilities”);

2.3.2

The French Revenue Liabilities: The Buyer expects from a commercial perspective to have to satisfy all the Seller’s French Revenue Liabilities to enable the Buyer to continue French Early Access Compassionate Use Program. On this basis, it has been a requirement of the Buyer to take over from the Seller and pay the French Revenue Liabilities directly to the receiver. The French Revenue Liabilities are expected to amount to a maximum of $5,200,000 per Closing. However, no adjustment of the Purchase Price shall be made, if the French Revenue Liabilities turns out to be of a higher or lower amount (or not payable at all).

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2.3.3

All Seller’s obligations under asset purchase agreement between CytRx Corporation and Seller of May 13, 2011 (Schedule 2.3.3), including milestone payments to CytRx Corporation pursuant to section 2.7 therein.

2.3.4	The Seller’s obligation to perform a potential milestone payment of USD 1,000,000 to Hyman, Phelps & McNamara, P.C. in case of FDA Approval as defined in letter of July 7, 2021 (Schedule 2.3.4).

2.3.5

All rights and obligations under the lease agreement regarding Ole Maaløes Vej 3, 2200 København, Denmark, as the lease agreement is assigned from the Seller to the Buyer in all aspects. The Seller shall prior to or on the Closing Date deliver evidence that the landlord has approved the assignment of the lease agreement to the Buyer.

2.3.6

All rights and obligations of the Seller under any agreement relating to patients early access programs, studies, developments and approval of Arimoclomol and/or Discovery Compounds (including but not limited to leasing agreements, consultancy agreements, studies, licenses), and including those specified in Schedule 2.3.6 (the “Contracts”), provided that (i) the Buyer has not in writing to the Seller declined to accept the assignment of a specific Contract no later than 28 June 2022 (any such declined Contracts shall be retained by the Seller) and (ii) that the agreements are assignable according to their terms and/or clause 14 c (2) of the Danish Bankruptcy Act or that the relevant contracting parties accepts assignment. The Buyer and the Seller shall both exercise reasonable efforts to ensure that the Contracts accepted by the Buyer are assigned and relevant consents are obtained and hereby that the Seller is released from any obligation of such Contract as per the Closing Date in accordance with Clause 2.5. However, the Buyer shall in good faith handle the dialogue, negotiation etc. with relevant contracting parties as the Buyer from Closing will have taken over the Employees from the Seller, whereby the Seller will have limited resources to assist in relation to such matters. However, the board and management of the Seller will assist by signing necessary documents etc. as set out in Clause 2.5.

2.4

Notwithstanding Clauses 2.1 and 2.3, the Buyer only acquires – except from sensitive personally information related to the Employees – non sensitive personal information, and no sensitive patient information is transferred to Buyer. The Parties are aware that the transfer of the Assets set out in this Agreement may constitute a transfer pursuant to the Danish Data Protection Act. The Parties agree that the transfer of the Assets can take place with title in the Danish Data Protection Act since there will only be transferred non-personally sensitive identity information. In the case there has been transferred personally sensitive information to the Buyer, and such transfer cannot take place with title in the Danish Data Protection Act or other relevant statutory law, then the Buyer shall not be authorised to use such sensitive personal information and shall be obliged to promptly delete such information as the time where the Buyer becomes aware hereof.

2.5

The ownership of, title to and risk of the Assets shall pass from the Seller to the Buyer on the Closing Date, and the Buyer shall accept from the Seller assignment of and assume the Assumed Liabilities on the Closing Date. Hereby, from (and including) the Closing Date all

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obligations under the Assumed Liabilities rests with the Buyer. The Seller shall, however, remain liable for any actual or potential liability or obligation under the Assumed Liabilities relating to the period prior to the Closing Date, except from Employee Related Liabilities which are regulated by Clause 3.3. In addition, earnings on the Assets until the Closing Date belongs to the Seller (regardless if paid after the Closing Date), while earnings on the Assets (including and) after the Closing Date will belong to the Buyer. The Seller undertakes to assist to allow for transfer of any of the Assets and the Assumed Liabilities, including signing all required transfer documents and forms to effect the transfer. The payment of fees and registration duties shall be paid by the Buyer exclusively. The Buyer will handle the formalities and potential negations in relation to transfer of Assets and contracts as the Buyer will have taken over Seller’s Employees.

2.6

The Assets shall be transferred to the Buyer without any charges or pledges. The Seller informs and warrants that the Seller will satisfy all of the Seller’s obligations towards Kreos under the Floating Charge from the Purchase Price, meaning that the Buyer will take over the Assets free of Kreos’ Floating Charge. As for potential liens in Inventory, the Seller will pay for storage and freight up to the Closing Date, while the Buyer will be obliged to pay for storage etc. after the Closing Date and/or to negotiate own terms and pay relevant costs for continues storage or release of the Inventory free from liens etc.

3	Employees

3.1

On the Closing Date, the Buyer shall assume the Seller’s employment rights and duties towards the employees specified in Schedule 3.1 (the “Employees”). The Employees will transfer in accordance with the Danish Business Transfer Act (in Danish: “Lov om lønmodtageres retsstilling ved virksomhedsoverdragelse”).

3.2

In respect of any Employee listed in Schedule 3.1 not transferred pursuant to the provisions under the Danish Act on Transfers of Undertakings, the Parties shall in good faith cooperate to facilitate the transfer of such Employee(s) from the Seller to the Buyer, such transfer ultimately being subject to the acceptance by such Employee.

3.3

The employment relationships of the Employees shall be transferred to the Buyer on the same employment terms and conditions as applicable to the Employees at the Closing Date. As concerns the direct relation to the Employees, all obligations towards the Employees shall be taken over and assumed by the Buyer, including but not limited to earned salary, holiday and pensions pay accrued – but not settled – before the Closing Date to the extent that such obligations concern the period after the initiation of the restructuring process (in Danish: “indledningen af rekonstruktionsbehandlingen”). Notwithstanding aforesaid, the Seller shall reimburse the Buyer all incurred Employee costs to the extent that these costs concern – in whole or in part - the period before the Closing Date. Moreover, any retention bonus and bonus for a successful transfer of the Business offered to the Employees by the Seller from 11 March to the Closing Date is to be paid by the Seller (or reimbursed from the Seller to the Buyer if paid by the Buyer). Hence, the only obligation of the Seller towards the Employees after the Closing Date is to pay such bonus, as all other obligations rest with the Buyer and causes no reimbursement of the Seller towards the Buyer.

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3.4

The Buyer has been informed that the Employees may be subject to the Seller’s Long Term Incentive Program, which will terminate as of the Closing Date. The Buyer acknowledges that the Buyer after the Closing Date will seek to replace the Long Term Incentive Program with an incentive program on terms negotiated between the relevant Employees and the Buyer.

3.5

The Seller shall retain all liability in relation to employees of the Seller that are not listed in Schedule 3.1, including dismissed employees, save to the extent that the Buyer is liable for a dismissal executed in contravention of section 3(1) of the Danish Act on the Transfer of Undertakings (“Virksomhedsoverdragelsesloven”).

4	Purchase Price

4.1

The Purchase Price for the Assets (and taking into account the Assumed Liabilities) has been determined at $ 12.8 million (the “Purchase Price”). On the Closing Date, the Purchase Price shall be paid by way of a payment of $12.8 million in cash transferred by the Buyer to a bank account designated by the Seller prior to Closing.

4.2	The purchase price shall be paid in the currency of USD.

4.3	In accordance with section 45 (2) of the Danish Act on Depreciation (in Danish “Afskrivningslovens § 45, stk. 2”) the allocation of the Purchase Price on the Assets appears from Schedule 4.3.

5	Representations and Warranties

5.1

The Buyer is aware that the Seller is in restructuring pursuant to the Danish Bankruptcy Act. In that connection the Buyer has accepted that the Buyer cannot direct any claims or remedies towards the Seller in the event of any breach or lack of conformity, except for any defect in title relating to the Assets subject, however, to the disclosed material in the virtual data room, cf. Clause 6. The Parties agree that this has been taken into consideration when determining the Purchase Price.

5.2

The Seller does not undertake any representations or warranties, neither directly, implied nor written or oral, in respect of the Assets, which are transferred on an as-is basis, or in connection with this Agreement.

5.2.1

Notwithstanding Clause 5.2 , the Seller represents and warrants that to the best of the Seller’s knowledge (understood as the actual knowledge of the CEO and the general counsel of the Seller as per the date of Signing) without having carried out inquiries other than a review carried out by the Seller’s external IP advisor, the information contained in Schedule 2.1.4 represents a full and complete list of the Seller’s Intellectual Property related to the Business as transferred to the Buyer as part of the Assets. However, it is emphasised by Seller that some of the intellectual property rights listed in schedule 2.4.1 have expired.

5.3

If the Buyer notwithstanding the provisions of this Clause 5 is entitled to direct a claim or remedy towards the Seller, the Parties agree that such claim or remedy only can be made in the form of a claim for a proportional reduction of the Purchase Price by deduction of the value of the Asset in question under this Agreement from the purchase price and subject to the rules under Danish law on pro rata reduction (in Danish: “forholdsmæssigt afslag”). Such claims are in the aggregate maximized to a sum corresponding to the Purchase Price and as effectively paid to the Seller.

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5.4

Any and all claims pursuant to or arising out of this Agreement will lapse, if the Buyer does not take documented legal actions in respect of such claims and notifies the Seller hereof in writing within 6 months of the Closing Date.

5.5	The remedy in this Clause 5 is the exclusive remedy available to the Buyer. In particular, the Buyer is not entitled to cancel or rescind the Agreement or to claim damages.

6	Due diligence

6.1	The Buyer has been given the opportunity to conduct a due diligence investigation from the virtual data room Gamora at the data site Datasite.com.

6.2

The Parties agree that all material in the data room is considered disclosed and to the Buyer’s knowledge as of the Closing Date to the extent that the matter was disclosed in a way which a prudent buyer should reasonable be expected to understand the repercussions of. The Buyer confirms that the Seller has answered all questions raised by the Buyer during the diligence investigation and that such answers to the Buyer’s knowledge have been adequate and sufficient. The Buyer further confirms as per Signing not to be aware of any matter which could constitute a breach under this Agreement.

7	Covenants between Signing and Closing

7.1	Conduct of Business

7.1.1	During the period from Signing until Closing the Seller shall:

7.1.1.1	Operate the Business in the ordinary course of business consistent with past practice and in accordance with current legislation;

7.1.1.2

Not without the prior written consent of the Buyer terminate or materially amend any terms in the Contracts, including renegotiating or prolonging such agreements with terms less attractive to the Business than applicable as per Signing;

7.1.1.3	Not without the prior written consent of the Buyer materially change the employment terms or terminate the employment of or make redundant any of the Employees; and

7.1.1.4	Not without the prior written consent of the Buyer dispose of any of the Assets existing as of the Signing Date.

7.1.1.5

Procure that any annuities, prosecution matters and any other intellectual activity, that needs to be effectuated to prevent any harm, damage or loss of rights with respect to the Intellectual Property listed in schedule 2.1.4 is duly handled by the Seller.

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8	Conditions to Closing

8.1	The Closing shall not occur as set forth in Clause 9 unless the restructuring proceedings of the Seller has been completed on one of following two ways:

(a)

The Restructuring Proposal has been approved by a simple majority (measured by amounts) of the creditors of the Seller attending and able to vote on the Restructuring Proposal at a creditor’s meeting, cf. Section 13 d of the Danish Bankruptcy Act (konkurslovens § 13 d) and the subsequent affirmation of the Restructuring Proposal by the Danish Bankruptcy Court, cf. Section 13 e of the Danish Bankruptcy Act (konkurslovens § 13 e), or

(b)

The bankruptcy court has formally determined that the restructuring proceedings are terminated pursuant to section 15(1)(i) of the Danish Bankruptcy Act, allowing the restructuring proceedings to stop if the Seller is no longer insolvent.

8.2

If the conditions in Clause 8.1 has not been satisfied at Closing, none of the Parties are obliged by this Agreement and the Parties shall not have any claims of any kind towards each other based on this Agreement (other than as set forth in Clause 9.4), and this Agreement shall terminate. However, the Parties will in this situation in good faith seek to negotiate on potential alternative solutions.

9	Closing

9.1	Closing shall take place at 0.01 (CET), on 1 June 2022, or at such other place, date or time as may be agreed between the Parties.

9.2	On the Closing Date, the Seller shall deliver evidence to the Buyer that the landlord has approved the assignment of the lease agreement to the Buyer, cf. clause 2.3.5.

9.2.1

On the Closing Date, the Seller shall deliver a USB-stick to the Buyer with a copy of the virtual data room, together with written confirmation that the virtual data room has been closed and that no new documentation has been included in the virtual data room after Signing.

9.2.2

On Closing Date, the Seller shall deliver to the Buyer executed trademark and patent assignments in the form attached as Schedule 9.2.2(a) and Schedule 9.2.2(b). The executed trademark and patent assignments shall be deliver by an international delivery service to Buyer’s legal intellectual property representative, McAndrews, Held & Malloy, 500 West Madison Street, 34th Floor, Chicago, Illinois 60661, United States to the attention of Mr. Troy Groetken.

9.3

On the Closing Date, immediately following receipt by the Seller of the Purchase Price, the Seller shall satisfy all of the Seller’s obligations towards Kreos under the Floating Charge, meaning that the Buyer shall take over the Assets free of Kreos’ Floating Charge.

9.4

In case of any termination of this Agreement pursuant to Clause 8.2, this Agreement (other than Clauses 10 (Expenses), 12 (Confidentiality) and 19 (Governing Law and Venue)) shall terminate. Nothing in this Clause 9.4 shall be deemed to release either Party from any liability for any breach by such Party of the terms of this Agreement prior to termination.

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10	Financial Statements

10.1

After Closing, the Seller shall deliver to the Buyer as promptly as practicable, (i) final audited financial statements for the year ended December 31, 2021, (ii) unaudited financial statements as of March 31, 2022, taking into account adjustments required by Regulation S-X (which shall have been reviewed by Seller’s independent accountants in accordance with the Statement on Auditing Standards No. 100) (the “Financial Statements”).

10.2

The Financial Statements shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby and the books and records of Seller, in a manner consistent with the preparation of the historical financial statements for the equivalent periods, including with respect to (i) footnote disclosure (except, in the case of interim financial statements, such exceptions and omitted footnotes as are customary in the preparation of interim financial statements) and (ii) the audit or review, as applicable, of Seller’s independent accountants.

10.3

The Seller agrees to consent to the inclusion of any financial statements or information obtained by the Buyer in any filings by the Buyer with the SEC or any other securities regulatory authority or exchange.

10.4

The Seller agrees that it will use reasonable best efforts to cause its independent accountants to provide to the Buyer with a consent for the use of its report relating to any financial statements or information obtained by the Buyer pursuant to this section in any SEC filings by or on behalf of the Buyer.

10.5

The Seller shall reasonably cooperate with the Buyer, and shall cause its affiliates to reasonably cooperate with the Buyer, with respect to any financial statements (including pro forma financial statements) that the Buyer deems reasonably necessary in order to make any filing required by applicable Law or stock exchange requirements, including filings with the SEC.

10.6

The Seller’s obligations under this clause 10 are in all aspects subject to restrictions and limitations of applicable law and stock exchange regulation of the Seller. The principles of clause 2.2.2 last sentence equally apply to information disclosed pursuant to this clause 10.

10.7

Information etc. pursuant to this clause 10 are disclosed from the Seller to the Buyer free of charge, if such information in any case are to be prepared by the Seller to comply with applicable law and stock exchange regulation of the Seller. To the extent the Seller is to prepare additional information to satisfy the terms of this clause 10, the Buyer will be obliged to compensate the Seller for any reasonable related costs.

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11	Expenses

11.1

Each Party shall bear its own costs and expenses, including but not limited to fees to legal, financial and other advisors and representatives, in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements referred to hereby.

12	Confidentiality

12.1

Pursuant to Section 13 b of the Danish Bankruptcy Act the terms of this Agreement will to a certain extent be disclosed to the creditors of the Seller in the Restructuring Proposal (unless the restructuring process is terminated pursuant to Clause 8.1(b) without presenting a Restructuring Proposal to the creditors). Such information shall not be considered confidential information. The Seller shall provide the Buyer with a copy of the Restructuring Proposal at the same time as such proposal is sent to the creditors of the Seller to allow the Buyer immediately to send out a stock exchange announcement, if and as required.

12.2

Except from information disclosed in the Restructuring Proposal, the Parties agree that this Agreement and all information related to the transfer is to be handled in confidence and shall not be disclosed to any third party without the prior written consent of the other Party, cf. however Clause 13, unless required by law or applicable stock exchange regulation.

13	VAT

13.1

The Parties agree that the Asset Transfer is a transfer of an existing business, and hence VAT exempt. Consequently, the Seller may notify the transfer to the Danish tax authorities, stating the name and address of the Buyer and the purchase price for the Assets in accordance with Section 1(5) of the Danish VAT Act (in Danish: “momsloven”).

13.2	If the Danish Tax Authority finds that the transfer is subject to VAT, the Buyer pays VAT on the transfer.

13.3

The Buyer takes over any VAT adjustment obligations (in Danish: “momsreguleringsforpligtelser”) on the Assets without this giving rise to a deduction in the purchase price and signs all documents necessary in relation hereto.

14	Severability

14.1

Should one or more of the provisions of this Agreement cease to apply or be modified as a result of invalidity, voidability or for other reason, this shall not affect the validity of the remaining provisions of this Agreement.

14.2

If one or more of the provisions of this Agreement are held to be contrary to Danish Law, the Parties agree that such provision(s) shall, to the extent possible, be modified and shall apply with such contents as may be validly agreed (seeking to maintain as much of the original intentions as possible) and that the remaining provisions of this Agreement shall still apply.

15	No assignment

15.1

Except as otherwise specifically set forth in this Agreement, this Agreement and any right or obligation hereunder may not be assigned, in whole or in part, by any Party without the consent of the other Party.

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16	Waiver and amendments

16.1	This Agreement may be amended and the terms hereof may be waived only by written instrument signed by the Parties or in the case of a waiver, by the Party waiving its rights under this Agreement.

17	Headings

17.1	The headings inserted are for convenience and reference only and shall not be used to construe or interpret this Agreement.

18	Interpretation

18.1

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

19	Guarantee from Parent

19.1	The Parent, as a primary obligor, guarantees in all aspects the Buyer’s obligations under clauses 2.3, 3, 4 and 13, but not other obligations of the Buyer under this Agreement.

20	Governing Law and Venue

20.1	This Agreement shall be governed by, and shall be construed in accordance with, the laws of Denmark, excluding its rules on choice of law.

20.2

Any dispute in connection with this Agreement shall be finally settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Danish Arbitration) and the Danish Arbitration Act (in Danish: voldgiftsloven). The place of the arbitration shall be Copenhagen and the language of the arbitration shall be English. The arbitration tribunal shall be composed of three arbitrators. The Buyer and the Seller shall each appoint one arbitrator. The Danish Institute of Arbitration shall appoint the third arbitrator, who shall be the chairman of the arbitration tribunal.

20.3

The arbitration award and the arbitration proceedings are confidential, and the Parties must not make any statements to the public as to the dispute, its outcome or the arbitration proceedings, save for as provided in Clause 12.

-oOo-

[Signatures on separate pages]

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For Orphazyme A/S in restructuring as the Seller:

/s/ Anders Fink Vadsholt	/s/ Georges Gemayel
Name: Anders Vadsholt	Name: Georges Gemayel

Approved by the reconstructor:

/s/ John Sommer Schmidt
Name: John Sommer Schmidt

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For KemPharm Denmark A/S as the Buyer:

/s/ Travis C. Mickle	/s/ R. LaDuane Clifton
Name: Travis C. Mickle, Ph.D.	Name: R. LaDuane Clifton, CPA

For KemPharm Inc as Parent pursuant to clause 19:

/s/ Travis C. Mickle	/s/ R. LaDuane Clifton
Name: Travis C. Mickle, Ph.D.	Name: R. LaDuane Clifton, CPA

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